                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549



                             SCHEDULE 13G


               Under the Securities Exchange Act of 1934
                          (Amendment No. ___)*


                      FIRST STATE CORPORATION
---------------------------------------------------------------------
                           (Name of Issuer)


                           Common Stock
---------------------------------------------------------------------
                    (Title of Class of Securities)


                               336907100
                            --------------
                            (CUSIP Number)


Check the following box if a fee is being paid with this statement _____. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 336907100
-------------------------------------------------------

1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        J. Reeves Haley
     --------------------------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     N/A
    ---------------------------------------------------

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
     ------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     291,312
     ------------------------------------------

6.   SHARED VOTING POWER

     0
     ------------------------------------------
7.   SOLE DISPOSITIVE POWER

     291,312
     ------------------------------------------
8.   SHARED DISPOSITIVE POWER

     0
     ------------------------------------------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     291,312
     ------------------------------------------

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

     n/a
     ------------------------------------------

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.403%
     ------------------------------------------

12.  TYPE OF REPORTING PERSON*

     IN
     ------------------------------------------
___________________________
*SEE INSTRUCTION BEFORE FILLING OUT!
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                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549


                             SCHEDULE 13-G
        Information Statement Pursuant to Rules 13d-1 and 13d-2
                           (Amendment No. __)


Item 1 (a)     NAME OF ISSUER:

               First State Corporation

Item 1 (b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               333 W. Broad Street
               Albany, Georgia  31701

Item 2 (a)     NAME OF PERSON FILING:

               J. Reeves Haley

Item 2 (b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               209 Dixie Drive
               Moultrie, Georgia  31768

Item 2 (c)     CITIZENSHIP:

               United States of America

Item 2 (d)     TITLE OF CLASS OF SECURITIES:

               Common Stock

Item 2 (e)     CUSIP NUMBER:

               336907100

Item 3         Statements Filed Pursuant to Rules 13d-1(b) or 13d-
               2(b):

               Not Applicable

Item 4 (a)     AMOUNT BENEFICIALLY OWNED:

               291,642*

Item 4 (b)     PERCENT OF CLASS:

               6.410%*

Item 4 (c)     NUMBER OF SHARES AS TO WHICH REPORTING PERSON HAS:

               (i)    Sole power to vote or to direct vote:   291,642*

               (ii)   Shared power to vote or to direct the vote: 0

               (iii)  Sole power to dispose or to direct the
                      disposition of:  291,642*

               (iv)   Shared power to dispose or to direct the
                      disposition of:  0

______________________________
*  Includes presently exercisable option to purchase 330 shares

Item 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          N/A
          ------------------------------------------------------

Item 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON:

          N/A
          ------------------------------------------------------

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRES THE SECURITY BEING REPORTED ON BY THE PARENT
          HOLDING COMPANY:

          N/A
          ------------------------------------------------------

Item 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          N/A
          ------------------------------------------------------

Item 9    NOTICE OF DISSOLUTION OF GROUP:

          N/A
          ------------------------------------------------------
Item 10   CERTIFICATION:

          N/A
          ------------------------------------------------------

                               SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                              /s/ J. Reeves Haley
                              ------------------------------------
                              J. Reeves Haley



Dated:  February 6,  1997